Exhibit 10.46

                    MANAGEMENT AGREEMENT FOR OPERATION OF THE
                    BELL COUNTY JUVENILE RESIDENTIAL FACILITY


     This Management Agreement (as amended or supplemented as herein provided, the "Agreement") is made and entered into by and between Correctional Services Corporation, a duly organized corporation of the State of Delaware ("CSC"), Bell County, Texas, a political subdivision of the State of Texas (the "County"), and with the advise and consent of the Bell County Juvenile Board.

                                   WITNESSETH:

     WHEREAS, the County has acquired approximately 43 acres of land and all buildings presently located upon said land, as may be more particularly described in a Deed filed of record in Volume 3497, Page 10 of the Deed Records of Bell County, Texas, to which reference is made, said land being generally located at 4800 East Rancier Road, Killeen, Bell County, Texas. The County desires to utilize the property as a juvenile detention facility initially containing a total of sixty-four (64) juvenile detention beds and ultimately containing a total of ninety-six (96) juvenile detention beds. This operation, henceforth known as the "Facility", which term shall include all existing and future improvements made to such property, shall be operated in conformity with all applicable state, federal and local law, rules, regulations and ordinances; and

     WHEREAS, the Juvenile Board and County desire to engage CSC to manage and operate the Facility and to provide the program services described herein (the "Programs") under the terms and conditions contained herein, and

     WHEREAS, Texas law allocates various duties and responsibilities pertaining to juvenile justice and detention to various respective governmental entities and officers, including Bell County, acting by and through it's Commissioners Court, and where indicated and as required by applicable law, the Juvenile Board of Bell County, acting by and through it's chief administrative officer, and where indicated and as required by applicable law to the Bell County Juvenile Court-t, acting by and through the presiding judge of said Court in both his judicial and administrative capacities. This Agreement in no means, manner or form shall be construed to interfere with, alter or otherwise affect the independent exercise of discretion vested upon each statutory authority given duties and responsibilities under Texas law, whether for fiscal, administrative or judicial functions. Likewise, nothing in this agreement shall be construed to enlarge, diminish, adversely affect, impair, or limit any applicable rights, powers, duties, authority, immunities or privileges previously held, possessed or exercised by the various governmental entities or officers implicated in statutory provisions which pertain to juvenile justice and/or detention.

     NOW, THEREFORE, for an in consideration of the promises and the mutual covenants hereinafter contained, and subject to the conditions herein set forth, the parties hereto covenant, agree, and bind themselves as follows:

                                   ARTICLE ONE
                                   DEFINITIONS

     1.1 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     1.1.1 All references in this instrument to designated "Articles", "Sections", "Exhibits", and other subdivisions are to the designated Articles, Sections, Exhibits and other subdivisions of this instrument as originally executed.

     1.1.2 The words "herein", "hereof', and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Exhibit, or other subdivision.

     1.1.3 This Agreement contains references to documents and other instruments that are not in existence on the date of execution hereof. When and as such instruments are prepared and are approved by CSC and the County (or where applicable such other statutorily empowered entities, including the Bell County Juvenile Board and/or the Bell County Juvenile Court as may be required by applicable law) the references herein to such instruments and to any capitalized terms used therein shall have the same effect as though such instruments existed on the date of execution hereof.

     1.1.4 CSC is an independent contractor, and is not delegated any duty, responsibility or authority of a governmental entity by way of this Agreement. Likewise, the services provided under this Agreement are professional services, and are not subject to the provisions of Article 262.023, Texas Local Government Code.

     1.2 Service Commencement Date. Shall mean the date upon which CSC commences the provision of operational and management services of the Facility.

                                   ARTICLE TWO
                         Representations and Warranties

     2.1 Representation of CSC. CSC represents and warrants to and for the benefit of the Juvenile Board and the

County, with the intent that the Juvenile Board and County will rely thereon for purposes of entering into this Agreement, as follows:

     2.1.1 Organization and Qualification. CSC has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with power and authority to own or lease its properties and conduct its business as presently conducted. CSC shall attach to this Agreement a current certificate of good standing, issued by the State of Delaware, and shall annually supplement said certificate during the term of this Agreement. Additionally, CSC shall attach to this Agreement a current certificate of authority to engage in business in the State of Texas, and shall annually supplement said certificate during the term of this Agreement.

     2.1.2 Authorization. This Agreement has been duly authorized and executed by CSC and delivered to the County for execution. Upon approval of the agreement by the Bell County Juvenile Board and the execution thereof by the County Judge on behalf of the County, and delivery of the executed agreement to CSC constitutes a legal, valid, and binding agreement enforceable against CSC in accordance with its terms.

     2.1.3 No Violation of Agreements, Articles of Incorporation, or Bylaws. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, agreement, governmental license or permit, or other agreement or instrument to which CSC is a party or by which its proper-ties are bound, or any order, rule, or regulation of any court or any regulatory body, administrative agency, or properties, except any such conflict, breach, or default which would not materially and adversely affect CSC's ability to perform its obligations under this Agreement, and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under, the Articles of Incorporation (or other corresponding charter document) or Bylaws of CSC.

     2.1.4 No Defaults Under Agreements. CSC is not in default, nor is there any event in existence which, with notice or the passage of time or both, would constitute a default by CSC, under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, agreement, governmental license or pen-nit, or other agreement or instrument to which it is a party or by which any of its properties are bound and which default would materially and adversely affect CSC's ability to perform its obligations under this Agreement.

     2.1.5 Compliance with Laws. Neither CSC nor its officers and directors purporting to act on behalf of CSC have been advised, and have no reason to believe, that CSC or such officers and directors have not been conducting business in compliance with all applicable laws, rules, and regulations of the jurisdictions in which CSC is conducting business including all safety laws and laws with respect to discrimination in hiring, promotion or pay of employees or other laws affecting employees generally, except where failure to be so in compliance would not materially and adversely affect CSC's ability to perform its obligations under this Agreement.

     2.1.6 No Litigation. There is not now pending or, to the knowledge of CSC, threatened, any action, suit, or proceeding to which CSC is a party, before or by any court or governmental agency or body, which might result in any material adverse change in CSC's ability to perform its obligations under this Agreement, or any such action, suit, or proceeding related to environmental or civil rights matters; and no labor disturbance by the employees of civil rights matters; and no labor disturbance by the employees of CSC exists or is imminent which might be expected to materially and adversely affect CSC's ability to perform its obligations under this Agreement.

     2.1.7 Taxes. CSC has filed all necessary federal, state, and foreign income and franchise tax returns and has paid all taxes as shown to be due thereon; and CSC has no knowledge of any tax deficiency which has been or might be asserted against CSC which would materially and adversely affect CSC's ability to perform its obligations under this Agreement.

     2.1.8 Disclosure. There is no material fact which materially and adversely affects or in the future will (so far as CSC can now reasonably foresee) materially and adversely affect CSC's ability to perform its obligations under this Agreement.

     There is presently no known fact which materially and adversely affects, or which in the future will (so far as CSC can now reasonably foresee) materially and adversely affect CSC's ability to perform its obligations under this Agreement. During the term of this Agreement or any extension hereof, CSC agrees to disclose in writing to the County in a timely manner any material fact, including insolvency or bankruptcy, which might reasonably prevent CSC from performing its obligations under this agreement.

     2.2 Representations of the County. The County represents and warrants to and for the benefit of CSC with the intent that CSC will rely thereon for purposes of entering into this Agreement as follows:

     2.2.1 Authorization. The Juvenile Board and County have the requisite power to enter in to this Agreement and perform all obligations hereunder and by proper action have duly authorized the execution, delivery, and performance hereof.

     2.2.2 No Violation of Agreements. The consummation of the transaction contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, or result in a breach of any of the terms and provision of, or constitute a default under any other agreement or instrument to which the County is party or by which its proper-ties, except any such conflict, breach or default which would not materially and adversely affect the ability of either the Juvenile Board or the County to perform its obligations under this Agreement.

     2.2.3 Disclosure. There is no material fact which materially and adversely affects or in the future will (so far as either the County or Juvenile Board can now reasonably foresee) materially and adversely affect the County's ability to perform its obligations under this Agreement, which has not been accurately set forth in this Agreement or otherwise accurately disclosed in writing to CSC by the Juvenile Board and/or County prior to the date hereof.

                                  ARTICLE THREE
                    EFFECTIVE DATE, INITIAL TERM, EXTENSIONS


     3.1 Effective Date of Agreement, Initial Term. This Agreement shall become effective upon its execution and delivery, and shall continue in full force and effect unless sooner terminated, as hereinafter provided, for an initial term ending five (5) years from the date hereof (the "Commencement Date").

     3.2 Renewal. The Juvenile Board and County and CSC shall have the option to renew the term of this Agreement for three (3) successive option terms of five
(5) years each by agreeing to each renewal in writing on or before ninety (90) days prior to the expiration of the preceding option period.

                                  ARTICLE FOUR
                                  THE FACILITY



     4.1 Construction. The County, with the advise and consent of the Juvenile Board, will make certain improvements to the Facility (including without limitation, fencing and security upgrades) to initially cause the Facility to be capable of containing sixty-four (64) juvenile detention beds, and subsequently to cause the Facility to be capable of containing ninety-six (96) juvenile detention beds, all in compliance with Texas Juvenile Probation Commission ("TJPC") physical plant/construction standards. The County shall use its reasonable best efforts to cause the Facility to be capable of containing sixty-four (64) juvenile detention beds in compliance with TJPC standards on or before October 1, 1996 and shall use its reasonable best efforts to expand the number of juvenile detention beds in the Facility (in compliance with TJPC standards) to ninety-six (96) on or before May 1, 1997. However, the County shall not be otherwise obligated under this Agreement for any failure of the Facility to meet these arbitrary completion dates.

     4.2 Compliance with Codes, Standards and Guidelines. The County will remodel the Facility in compliance with all state, local and generally recognized building and construction codes, including, without limitation, all applicable standards and guidelines promulgated by the Texas Juvenile Probation Commission Standards for Pre and Post Adjudication Facilities. In addition, the County shall make available for use by CSC all personal property, fixtures, furniture and equipment contained in the list attached as Exhibit "A" hereto. The County shall obtain all permits and licenses required by any governmental entity having power to control or regulate the operation of the Facility. Upon the completion of the stated remodeling, the County shall notify the Bell County Juvenile Board and the Bell County Juvenile Court, that the Facility is ready for inspection as required by Article 51.12(c) of the Texas Family Code. The County shall, if necessary, make every reasonable effort to remedy any condition of the Facility which prevents certification by the County Juvenile Board and the County Juvenile Court that the Facility is suitable for the detention of children in accordance with:

     (1) the requirements of Subsections Article 51.12(a), (f), and (g); and

     (2) minimum professional standards for the detention of children in pre-adjudication or post-adjudication secure confinement promulgated by the Texas Juvenile Probation Commission (TJPC) or, at the election of the juvenile board, the current standards promulgated by the American Correctional Association.



     4.3 Repairs and Maintenance. The County shall, at its own expense, maintain the physical structure of the Facility, and make all necessary structural repairs and improvements to the Facility including, but not limited to, repairs and improvements to the foundation, walls, roof, underground and concealed plumbing, heating, ventilating and air conditioning system, drives, parking areas, fixed furniture fixtures and equipment, fire protection systems, wiring and electrical systems, to keep the Facility in good repair working order and condition, subject to normal wear and tear. CSC will, at its sole cost and expense, replace all light bulbs and ballasts as necessary, be responsible for janitorial and cleaning services at the Facility and perform routine maintenance and repairs at the Facility resulting from normal wear and tear. In addition, CSC agrees to repair any and all damage to the Facility caused by the use of the Facility by CSC, its employees, detainees or visitors, except to the extent such damage is covered by insurance maintained by the County, in which event CSC will repair such damage and the County shall pay CSC insurance proceeds received by the County in connection with such damages, not to exceed CSC's actual cost of repair.

     Within thirty (30) days after the date hereof, the County and CSC shall make a list of the personal property, fixtures, furniture and equipment presently located at the Facility and divide such property into two separate categories: (1) "non-accountable property", which may be used by CSC without need to replace or repair same, and (2) "accountable property", which may be used by CSC but shall be repaired or replaced by CSC and maintained in good working order and condition by CSC. Upon the termination or expiration of this Agreement, the "accountable property" shall be delivered by CSC to the County in good working condition, reasonable wear and tear excepted.

     4.4 Utilities. CSC shall pay for the use of all utilities necessary and/or required for the operation of the entire Facility such as electricity, gas, water and sewer. The County agrees to pay for waste and trash removal and pest control services to the Facility. It is understood that the County may use a portion of the Facility as set forth in Section 4.6 below. CSC and the County will each maintain separate telephone systems and each will be responsible for the cost of their own telephone service.

     4.5 Taxes and Charges. CSC shall pay or discharge, or cause to be paid or discharged, before the same become delinquent, all income, payroll and worker's compensation taxes assessed against CSC in connection with its operation of the Facility.

     4.6 Administrative Offices. CSC shall make the buildings at the Facility which are currently designated for use as administrative offices and classrooms available for use by the Juvenile Board as the Juvenile Board may from time to time deem appropriate and necessary, including but not limited to use by the Juvenile Probation Department, Juvenile Court and JJAEP. Within reasonable limitations based upon security of the Facility and its residents, and with the exception of the secure residential areas of the Facility, the Juvenile Board shall be permitted to use the Facility for appropriate juvenile activities and programs, subject to advance scheduling with CSC in a manner which will cause minimal disruption to CSC operations. In the event any additional construction or improvements are made on the surrounding County owned land, the County shall have the right to use such additional space in its entirety without limitation by CSC.



                                  ARTICLE FIVE
                    OPERATION AND MANAGEMENT OF THE FACILITY



     5.1 General Duties and Obligations; Standards. CSC shall provide the operations and management services described herein and operate, maintain and manage the Facility in compliance with all applicable federal and state constitutional requirements and laws, with all applicable provisions and standards (and/or any variances originally granted by the County), with all applicable standards of the Texas Juvenile Probation Commission, subject to approval by the Juvenile Board.



     5.2 Policies. CSC shall establish written policies, procedures and operation manuals in regard to the Facility operation and juvenile supervision for which it is responsible pursuant to the terms of this Agreement. Said written policies, procedures and operation manuals shall comply with all applicable federal and state constitutional requirements and laws, all applicable standards of the Texas Juvenile Probation Commission. Said written policies, procedures and operations manuals shall be the property of CSC, and shall continue to be the property of CSC. CSC shall furnish the Juvenile Board and the County a copy of its policies, procedures and operations manuals for its review and comment upon execution of this Agreement and shall furnish the Juvenile Board and County a copy of any subsequent changes to such manual.

     5.3 Specified Duties and Obligations. CSC's duties and obligations shall include, but not be limited to, each of the activities specified below. CSC's written system of policies, procedures and operation manuals described in
Article V, Section 5.2 shall address these specified duties and obligations.

     5.3.1 Administration of the Facility. CSC shall appoint a Facility Administrator to manage on-site CSC's day-to-day operation of the Facility. The position of Facility Administrator shall be staffed by a professional experienced in the administration of a like correctional facility.

     5.3.2 Staffing. CSC shall at all times provide adequate staffing of the Facility in compliance with applicable standards and TJPC policies. CSC shall be responsible for employee benefits, including medical insurance, worker's compensation insurance, and other benefits. The County shall have no obligation to provide any staffing under this Agreement.

     5.3.3 Personnel Recruitment and Selection. CSC's recruitment, selection and employment of all personnel shall conform to the rules and regulation of the Equal Employment Opportunity Commission. CSC shall adopt and implement a non-discriminatory policy with respect to handicap, race, color, religion, sex, age and national origin. CSC shall provide access to records required by law to be maintained of such non-discriminatory action upon request by the County. A notice evidencing CSC's adoption and commitment to this policy shall be posted in a conspicuous location at the Facility.

     5.3.4 Employee Training. CSC shall provide, at its own expense, adequate training, which shall meet all applicable TJPC standards, for each of its employees. To the extent necessary, CSC shall train employees to assure their ability to comply with applicable policies, procedures and operation manuals as specified by CSC.

BELL COUNTY, TEXAS



BY: Judge John Garth
On Behalf of the Commissioners Court
Of Bell County, Texas





                                   EXHIBIT "A"

     List of all personal property, fixtures, furniture and equipment to be available for CSC's use at the Facility.